Exhibit 5.1

Hogan Lovells US LLP Columbia Square 555 Thirteenth Street NW Washington, DC 20004 T +1 202 637 5600 F +1 202 637 5910 www.hoganlovells.com

July 10, 2017

Board of Trustees

American Homes 4 Rent

30601 Agoura Road, Suite 200

Agoura Hills, California 91301

Ladies and Gentlemen:

We are acting as counsel to American Homes 4 Rent, a Maryland real estate investment trust (the “Company”), in connection with the public offering of up to 4,600,000 5.875% Series G cumulative redeemable perpetual preferred shares of beneficial interest, par value $0.01 per share (the “Series G Preferred Shares”) pursuant to that certain underwriting agreement (the “Underwriting Agreement”) dated July 10, 2017, among the Company, American Homes 4 Rent L.P., and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Raymond James & Associates, Inc., as representatives of the several underwriters named on Schedule 1 of the Underwriting Agreement. The offering by the Company is being made pursuant to a prospectus supplement dated July 10, 2017 and the accompanying base prospectus dated August 7, 2014 (such documents, collectively, the “Prospectus”) that form part of the Company’s effective registration statement on Form S-3 (File No. 333-197921) (the “Registration Statement”). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinion hereinafter expressed. In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). We also have assumed that the Series G Preferred Shares will not be issued in violation of the ownership limit contained in the Company’s Articles of Amendment and Restatement of Declaration of Trust, as amended. As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

Hogan Lovells US LLP is a limited liability partnership registered in the District of Columbia. “Hogan Lovells” is an international legal practice that includes Hogan Lovells US LLP and Hogan Lovells International LLP, with offices in: Alicante Amsterdam Baltimore Beijing Brussels Caracas Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rio de Janeiro Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Ulaanbaatar Warsaw Washington DC Associated offices: Budapest Jakarta Jeddah Riyadh Zagreb. For more information see www.hoganlovells.com

This opinion letter is based as to matters of law solely on the applicable provisions of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland, as amended, currently in effect. We express no opinion herein as to any other laws, statutes, ordinances, rules, or regulations.

Based upon, subject to and limited by the foregoing, we are of the opinion that following (i) issuance of the Series G Preferred Shares pursuant to the terms of the Underwriting Agreement and the Articles Supplementary for the Series G Preferred Shares (the “Articles Supplementary”), (ii) receipt by the Company of the consideration for the Series G Preferred Shares specified in the resolutions of the Board of Trustees and the Pricing Committee of the Board of Trustees, and (iii) in the case of the Company’s Class A common shares of beneficial interest, $0.01 par value per share (the “Class A Common Shares”) issuable upon conversion of the Series G Preferred Shares (such Class A Common Shares issuable upon conversion, the “Conversion Shares”), a determination by the Board of Trustees of the Company to convert the Series G Preferred Shares and issue the Conversion Shares in accordance with the terms of the Articles Supplementary, the Series G Preferred Shares and Conversion Shares will be duly authorized, and when issued in accordance with the Articles Supplementary, will be validly issued, fully paid, and non-assessable.

This opinion letter has been prepared for use in connection with the filing by the Company of a Current Report on Form 8-K relating to the offer and sale of the Series G Preferred Shares, which Form 8-K will be incorporated by reference into the Registration Statement and Prospectus, and speaks as of the date hereof. We assume no obligation to advise of any changes in the foregoing subsequent to the delivery of this letter.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the above-described Form 8-K and to the reference to this firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP